Exhibit 99.1
Lennox Reports Record Third Quarter Results and Raises 2023 Guidance
______________________________________________________________________________
Q3 Results Summary
(All comparisons are year-over-year, unless otherwise noted)

• Revenue up 10% to $1.37 billion; core revenue excluding European Operations up 10% to $1.30 billion

• GAAP diluted EPS down 9% to $3.65, impacted by impairment related to European divestiture; adjusted diluted EPS up 30% to $5.37

• Operating cash flow up 83% to $313 million

• Raising 2023 outlook with core revenue up ~5% and an adjusted EPS range of $17.25 to $17.75
_____________________________________________________________________________

Highlights from recent press announcements:

• Company announced the acquisition of AES to expand Lennox commercial HVAC services

• Company announced CFO Joseph Reitmeier has elected to retire and is being succeeded by Michael
Quenzer, effective January 1, 2024

___________________________________________________________________________

DALLAS, October 26, 2023 – Lennox (NYSE: LII), a leader in energy-efficient climate-control solutions, today reported record third quarter revenue of $1.37 billion. Operating income was $187 million for the third quarter, including a $63M non-cash impairment related to the planned European divestiture. Operating margin was 13.7% and GAAP diluted earnings per share was $3.65.

Core revenue, excluding European Operations, grew 10% to $1.30 billion. Adjusted segment profit rose 33% to $251 million. Adjusted segment margin was 19.3%, up 334 basis points. Adjusted earnings per share rose 30% to $5.37.

“The record results Lennox achieved this quarter are a testament to our consistent leadership performance, the dedication and teamwork of our employees, and the focus on our transformational self-help initiatives,” said Chief Executive Officer, Alok Maskara. “With continued momentum and solid execution on driving top line growth and expanding margins, we are confidently raising our 2023 full year earnings estimate and increasing our revenue and free cash flow guidance.”

“In addition to the impressive third quarter results, we have announced the planned transition of our Chief Financial Officer at the beginning of next year and portfolio updates including our strategic bolt-on acquisition of AES,” Maskara continued.

In the third quarter, our Residential segment maintained a positive mix with increased sales of higher-efficiency products, which, along with effective pricing, led to a 7% sales growth and an 18% rise in operating profits. Although unit sales volumes for the segment declined by 2%, our direct-to-contractor sales volume increased by 5%, reflecting healthy end markets and ongoing market share gains. Unit sales volumes through independent distribution channels declined mid-teens, primarily due to continued industry destocking, which decelerated during the quarter.

The Commercial segment continues to achieve remarkable profit growth through pricing and higher efficiency product mix. Increased factory productivity has offset inflation and we have made significant progress on our new factory construction which will support growth and productivity.

THIRD QUARTER 2023 FINANCIAL HIGHLIGHTS
(All comparisons are year-over-year, unless otherwise noted)

Revenue: $1.37 billion; Core revenue, which excludes our European operations, was $1.30 billion, up 10%. Revenue growth was driven by price and favorable mix and partially offset by lower sales volumes.

Operating Income: $187 million with operating profit margin of 13.7%.

Adjusted Segment Profit: $251 million, up 33%, and adjusted segment profit margin of 19.3%, up 334 basis points. Adjusted segment profit increased $62 million as $97 million of price and mix benefits were partially offset by lower sales volumes and inflationary impacts on SG&A and distribution costs.

Net Income: $130.4 million, or $3.65 per share, compared to $141.9 million, or $3.99 per share, in the prior year quarter.

Adjusted Net Income: $191.6 million, or $5.37 per share, compared to $146.8 million, or $4.13 per share, in the prior year quarter.

Cash: Operating cash flow was $313 million compared to $171 million in the prior-year quarter. Capital expenditures were $40 million compared to $20 million in the prior year quarter with the increase driven by the new Commercial factory investment in Saltillo, Mexico. Total debt at the end of the third quarter was approximately $1.5 billion. Total cash, cash equivalents and short-term investments were $142 million at the end of the quarter.

Residential: Business segment revenue was $896 million, 7% greater than the prior year. Segment profit was $181 million, up 18%, and segment margin was 20.2%, up 183 basis points. Versus prior year, profit increased $28 million. The increase was driven by $51 million in pricing and mix benefits, partially offset by $4 million lower volume, along with headwinds of $19 million primarily from incentive compensation and inflationary wage and distribution impacts.

Commercial: Business segment revenue was $406 million, up 15%. Segment profit was $97 million, up 86%, and segment margin expanded 912 basis points to 24.0%. Segment profit increased $45 million compared to prior year, driven by $47 million of price and mix benefits and $1 million generated by higher sales volumes. Minor inflationary impacts on materials and production costs partially offset these gains.

Corporate and Other: Revenue in the European Refrigeration operations was $64.5 million, up 13%. European operations had $3.9 million in profit compared to a $0.4 million loss in the prior year quarter. Corporate expenses were $27 million, or up $11 million compared to the prior year quarter as a result of higher incentive compensation and wage inflation.

Loss on Divestiture: Lennox recently announced the exclusive agreements for its European businesses. In the third quarter a non-cash impairment of $63 million was recorded. Both transactions are expected to close in the fourth quarter.

FULL-YEAR 2023 GUIDANCE
For the full year of 2023, we now expect core revenue to be up approximately 5% (previous: up 2% to up 4%) and we expect adjusted earnings per share of $17.25 to $17.75 (previous: $15.50 to $16.00).
Based on exceptional year-to-date performance and end market outlook, we are updating our free cash flow outlook to include operating cash flow of $600 million to $650 million and capital expenditures of approximately $250 million.

“As we close out this year, I am confident in our ability to achieve our 2023 targets and remain excited about the opportunities ahead. I want to extend a heartfelt thank you to Joe Reitmeier for his dedication over the years and congratulate Michael Quenzer on his new role as CFO. Lennox also warmly welcomes the AES team and is excited to integrate their expertise to deliver additional value to our customers,” Maskara concluded.

CONFERENCE CALL INFORMATION
A conference call to discuss the company’s third quarter results and 2023 full year outlook will be held this morning at 8:30 a.m. Central Time. To participate in the earnings conference, please call 800-274-8461 (U.S.) or +1 203-518-9765 (international) at least 10 minutes prior to the scheduled start time and use conference ID LIIQ323. The conference call also will be webcast live on the company’s investor relations web site at www.investor.lennox.com. A replay of the conference call will be available until November 9, 2023, by calling toll-free 800-938-2113 (U.S.) or +1 402-220-1118 (international). The call will also be archived on the company's investor relations website.

ABOUT LENNOX
Lennox (NYSE: LII) is a leader in energy-efficient climate-control solutions. Dedicated to sustainability and creating comfortable and healthier environments for our residential and commercial customers while reducing their carbon footprint, we lead the field in innovation with our cooling, heating, indoor air quality, and refrigeration systems. Additional information on Lennox is available at www.investor.lennox.com or by contacting investor@lennoxintl.com.

FORWARD-LOOKING STATEMENTS & NON-GAAP FINANCIAL MEASURES
The statements in this document that are not historical statements, including statements regarding the 2023 full-year outlook and expected consolidated and segment financial results, as well as financial targets for future years, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information currently available as well as management’s assumptions and beliefs today. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from the results expressed or implied by the statements, and investors should not place undue reliance on them. Risks and uncertainties that could cause actual results to differ materially from such statements include risks that the North American unitary HVAC and refrigeration markets perform worse than current assumptions. Additional risks include but are not limited to the impact of higher raw material prices, availability and timely delivery of raw materials and other components, competition in the HVACR business, ability to meet customer demand, the impact of new or increased trade tariffs, LII’s ability to successfully execute its business strategy including implementing price increases for its products and services, economic conditions in our markets, regulatory changes, the impact of unfavorable weather, and a decline in new construction activity and related demand for products and services. For information concerning these and other risks and uncertainties, see LII’s publicly available filings with the Securities and Exchange Commission. LII disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

A reconciliation of non-GAAP financial measures appearing in this document to financial measures prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) are included in the Annex to this document.

This document includes forward-looking statements regarding core revenue, adjusted earnings per share, and free cash flow which are non-GAAP financial measures. These non-GAAP financial measures are derived by excluding certain amounts from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts excluded is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period and the high variability of certain amounts, such as unusual gains and losses, the ultimate outcome of pending litigation, fluctuations in foreign currency exchange rates, changes in environmental liabilities, the impact and timing of potential acquisitions and divestitures, future restructuring costs, and other structural changes or their probable significance. Core revenue, adjusted segment profit, and adjusted earnings per share exclude net sales from our European portfolio, which we plan to divest. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict the necessary components of such GAAP measures without unreasonable effort or expense. The unavailable information could have a significant impact on LII’s full year GAAP financial results.

LENNOX INTERNATIONAL INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

(Amounts in millions, except per share data)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2023	2022	2023	2022
Net sales	$1,366.3	$1,244.9	$3,827.1	$3,624.6
Cost of goods sold	937.8	910.7	2,634.1	2,625.1
Gross profit	428.5	334.2	1,193.0	999.5
Operating Expenses:
Selling, general and administrative expenses	178.9	147.3	527.6	472.2
Losses (gains) and other expenses, net	3.5	3.3	5.2	5.4
Restructuring charges	0.3	0.2	0.2	1.2
Impairment on assets held for sale	63.2	—	63.2	—
Income from equity method investments	(4.2)	(2.4)	(8.0)	(3.9)
Operating income	186.8	185.8	604.8	524.6
Pension settlements	0.3	—	0.4	0.3
Interest expense, net	11.2	10.5	40.4	26.1
Other expense (income), net	0.1	0.7	(0.1)	1.9
Net income before income taxes	175.2	174.6	564.1	496.3
Provision for income taxes	44.8	32.7	118.5	93.6
Net income	$130.4	$141.9	$445.6	$402.7

Earnings per share – Basic:	$3.67	$4.00	$12.55	$11.25

Earnings per share – Diluted:	$3.65	$3.99	$12.51	$11.22

Weighted Average Number of Shares Outstanding - Basic	35.5	35.4	35.5	35.8
Weighted Average Number of Shares Outstanding - Diluted	35.7	35.5	35.6	35.9

LENNOX INTERNATIONAL INC. AND SUBSIDIARIES
Segment Net Sales and Profit (Loss)
(Unaudited)

(Amounts in millions)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2023	2022(2)	2023	2022(2)
Net Sales
Residential	$896.3	$835.3	$2,513.6	$2,494.9
Commercial (2)	405.5	352.3	1,121.5	959.2
Corporate and other (2)	64.5	57.3	192.0	170.5
	$1,366.3	$1,244.9	$3,827.1	$3,624.6
Segment Profit (Loss) (1)
Residential	$181.4	$153.8	$495.2	$477.7
Commercial (2)	97.3	52.4	250.3	117.4
Corporate and other (2)	(23.4)	(16.9)	(65.2)	(61.4)
Total segment profit	255.3	189.3	680.3	533.7
Reconciliation to Operating income:
Impairment on assets held for sale	63.2	—	63.2	—
Items in Losses (gains) and other expenses, net which are excluded from segment profit (loss) (1)	5.0	$3.3	12.1	7.9
Restructuring charges	0.3	0.2	0.2	1.2
Operating income	$186.8	$185.8	$604.8	$524.6
(1) We define segment profit (loss) as a segment's operating income included in the accompanying Consolidated Statements of Operations, excluding:
•The following items in Losses (gains) and other expenses, net:
◦Net change in unrealized (gains) losses on unsettled futures contracts,
◦Environmental liabilities and special litigation charges, and;
◦Other items, net
•Restructuring charges, and;
•Impairment on assets held for sale
(2) Previously, we operated in three reportable business segments. In November 2022, we announced the decision to explore strategic alternatives for our European portfolio and that we would continue to invest in our Heatcraft Worldwide Refrigeration business, all of which were previously in our Refrigeration segment. On January 1, 2023, we adjusted our segment presentation to better align with how the segments are managed and evaluated after the change in portfolio. Heatcraft Worldwide Refrigeration is now part of the Commercial segment while the European portfolio is presented with Corporate and Other until disposition. Amounts presented in this table have been recast to reflect the revised segment presentation.

LENNOX INTERNATIONAL INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

(Amounts in millions, except shares and par values)	As of September 30, 2023	As of December 31, 2022
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$132.0	$52.6
Short-term investments	9.6	8.5
Accounts and notes receivable, net of allowances of $15.3 and $15.5 in 2023 and 2022, respectively	694.8	608.5
Inventories, net	747.9	753.0
Assets held for sale	92.8	—
Other assets	65.3	73.9
Total current assets	1,742.4	1,496.5
Property, plant and equipment, net of accumulated depreciation of $897.5 and $920.8 in 2023 and 2022, respectively	602.1	548.9
Right-of-use assets from operating leases	214.1	219.9
Goodwill	181.7	186.3
Deferred income taxes	50.1	27.5
Other assets, net	99.7	88.5
Total assets	$2,890.1	$2,567.6

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Current maturities of long-term debt	$361.6	$710.6
Current operating lease liabilities	60.2	63.3
Accounts payable	345.8	427.3
Accrued expenses	408.7	376.9
Liabilities held for sale	69.7	—
Income taxes payable	9.0	17.6
Total current liabilities	1,255.0	1,595.7
Long-term debt	1,121.6	814.2
Long-term operating lease liabilities	162.5	161.8
Pensions	33.9	40.1
Other liabilities	157.6	158.9
Total liabilities	2,730.6	2,770.7
Commitments and contingencies
Stockholders' equity (deficit):
Preferred stock, $0.01 par value, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 87,170,197 shares issued	0.9	0.9
Additional paid-in capital	1,178.9	1,155.2
Retained earnings	3,400.3	3,070.6
Accumulated other comprehensive loss	(77.0)	(90.6)
Treasury stock, at cost, 51,633,264 shares and 51,700,260 shares for 2023 and 2022, respectively	(4,343.6)	(4,339.2)
Total stockholders' equity (deficit)	159.5	(203.1)
Total liabilities and stockholders' equity (deficit)	$2,890.1	$2,567.6

LENNOX INTERNATIONAL INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)

(Amounts in millions)	For the Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net income	$445.6	$402.7
Adjustments to reconcile net income to net cash provided by operating activities:
Income from equity method investments	(8.0)	(3.9)
Impairment on assets held for sale	63.2	—
Dividends from affiliates	—	1.2
Restructuring charges, net of cash paid	—	0.7
Provision for credit losses	4.7	4.3
Unrealized losses, net on derivative contracts	5.6	0.8
Stock-based compensation expense	23.5	16.4
Depreciation and amortization	62.0	56.2
Deferred income taxes	(24.9)	(16.6)
Pension expense	2.4	5.1
Pension contributions	(2.8)	(0.7)
Other items, net	(1.4)	(1.4)
Changes in assets and liabilities:
Accounts and notes receivable	(142.5)	(214.9)
Inventories	(44.9)	(245.7)
Other current assets	(0.5)	(5.1)
Accounts payable	(10.9)	78.7
Accrued expenses	69.4	36.0
Income taxes payable and receivable, net	(6.7)	35.5
Leases, net	3.4	0.8
Other, net	(7.3)	20.0
Net cash provided by operating activities	429.9	170.1
Cash flows from investing activities:
Proceeds from the disposal of property, plant and equipment	1.6	1.2
Purchases of property, plant and equipment	(125.0)	(67.0)
Purchases of short-term investments	(1.1)	(2.4)
Net cash used in investing activities	(124.5)	(68.2)
Cash flows from financing activities:
Asset securitization borrowings	190.0	382.0
Asset securitization payments	(540.0)	(232.0)
Long-term debt payments	(10.6)	(9.8)
Issuance of senior unsecured notes	500.0
Borrowings from credit facility	1,547.5	1,967.5
Payments on credit facility	(1,739.5)	(1,752.0)
Payments of deferred financing costs	(5.4)	—
Proceeds from employee stock purchases	2.9	2.7
Repurchases of common stock	—	(300.0)
Repurchases of common stock to satisfy employee withholding tax obligations	(7.1)	(5.5)
Cash dividends paid	(153.4)	(142.0)
Net cash used in financing activities	(215.6)	(89.1)
Increase in cash and cash equivalents	89.8	12.8
Cash balances classified as assets held for sale	(7.6)	—
Effect of exchange rates on cash and cash equivalents	(2.8)	(3.1)
Cash and cash equivalents, beginning of period	52.6	31.0
Cash and cash equivalents, end of period	$132.0	$40.7

Supplemental disclosures of cash flow information:
Interest paid	$42.0	$23.2
Income taxes paid (net of refunds)	$151.3	$75.4

LENNOX INTERNATIONAL INC. AND SUBSIDIARIES
Reconciliation to U.S. GAAP (Generally Accepted Accounting Principles) Measures
(Unaudited, in millions, except per share and ratio data)
Use of Non-GAAP Financial Measures
To supplement the Company's consolidated financial statements and segment net sales and profit (loss) presented in accordance with U.S. GAAP, additional non-GAAP financial measures are provided and reconciled in the following tables. In addition to these non-GAAP measures, the Company also provides rates of revenue change at constant currency on a consolidated and segment basis if different than the reported measures. The Company believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results and enhance the ability of investors to analyze the Company's business trends and operating performance.

In November 2022, we announced the decision to explore strategic alternatives for our European portfolio. The results from operations for these businesses have been shown in the tables below as "Non-Core business results." The prior period results have been updated to provide period-over-period comparability.
Reconciliation of Net income, a GAAP measure, to Adjusted Net income, a Non-GAAP measure

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2023		2022		2023		2022
	Amount after tax	Per Diluted Share	Amount after tax	Per Diluted Share	Amount after tax	Per Diluted Share	Amount after tax	Per Diluted Share
Net income, a GAAP measure	$130.4	$3.65	$141.9	$3.99	$445.6	$12.51	$402.7	$11.22
Restructuring charges	0.3	0.01	0.2	—	0.2	0.01	1.0	0.03
Pension settlements	0.2	0.01	—	—	0.3	0.01	0.2	0.01
Items in Losses (gains) and other expenses, net which are excluded from segment profit (loss) (a)	4.3	0.11	3.0	0.09	9.6	0.26	6.7	0.18
Excess tax benefit from share-based compensation (b)	(2.3)	(0.06)	(0.2)	—	(2.4)	(0.07)	0.3	0.01
Other tax items, net (b)	—	—	0.7	0.02	0.4	0.01	(0.8)	(0.02)
Impairment on assets held for sale	62.0	1.74	—	—	62.0	1.74	—	—
Non-core business results (c)	(3.3)	(0.09)	1.2	0.03	(4.8)	(0.13)	6.2	0.17
Adjusted net income, a non-GAAP measure	$191.6	$5.37	$146.8	$4.13	$510.9	$14.34	$416.3	$11.60

(a) Recorded in Losses (gains) and other expenses, net in the Consolidated Statements of Operations
(b) Recorded in Provision for income taxes in the Consolidated Statements of Operations
(c) Non-core business results represent activity related to our business operations in Europe not included elsewhere in the reconciliations

Net Cash Provided by Operating Activities, a GAAP measure, to Free Cash Flow, a Non-GAAP measure (dollars in millions)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Net cash provided by operating activities	$313.2	$170.9	$429.9	$170.1
Purchases of property, plant and equipment	(39.7)	(20.3)	(125.0)	(67.0)
Proceeds from the disposal of property, plant and equipment	0.1	0.7	1.6	1.2
Free cash flow, a Non-GAAP measure	$273.6	$151.3	$306.5	$104.3

Reconciliation of Net sales, a GAAP measure to Core net sales, a Non-GAAP measure
	For the Three Months Ended September 30,
	Corporate and other		Consolidated
	2023	2022	2023	2022
Net sales, a GAAP measure	$64.5	$57.3	$1,366.3	$1,244.9
Net sales from non-core businesses (a)	(64.5)	(57.3)	(64.5)	(57.3)
Core net sales, a Non-GAAP measure	$—	$—	$1,301.8	$1,187.6

(a) Non-Core businesses represent our business operations in Europe

	For the Nine Months Ended September 30,
	Corporate and other		Consolidated
	2023	2022	2023	2022
Net sales, a GAAP measure	$192.0	$170.5	$3,827.1	$3,624.6
Net sales from non-core businesses (a)	(192.0)	(170.5)	(192.0)	(170.5)
Core net sales, a Non-GAAP measure	$—	$—	$3,635.1	$3,454.1

(a) Non-Core businesses represent our business operations in Europe

Reconciliation of Segment profit (loss), a Non-GAAP measure to Adjusted Segment profit (loss), a Non-GAAP measure
	For the Three Months Ended September 30,
	Corporate and other		Consolidated
	2023	2022	2023	2022
Segment profit (loss), a Non-GAAP measure	$(23.4)	$(16.9)	$255.3	$189.3
Profit (loss) from non-core businesses (a)	3.9	(0.4)	3.9	(0.4)
Adjusted Segment profit (loss), a Non-GAAP measure	$(27.3)	$(16.5)	$251.4	$189.7

(a) Non-Core businesses represent our business operations in Europe

	For the Nine Months Ended September 30,
	Corporate and other		Consolidated
	2023	2022	2023	2022
Segment profit (loss), a Non-GAAP measure	$(65.2)	$(61.4)	$680.3	$533.7
Profit (loss) from non-core businesses (a)	6.1	(4.4)	6.1	(4.4)
Adjusted Segment profit (loss), a Non-GAAP measure	$(71.3)	$(57.0)	$674.2	$538.1

(a) Non-Core businesses represent our business operations in Europe